Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-216191, including a base prospectus dated March 10, 2017), as amended, and on Form S-8 (File No. 333-218597) of our reports dated March 9, 2018 with respect to the audited financial statements of Zion Oil & Gas, Inc., and the effectiveness of internal control over financial reporting of Zion Oil & Gas, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2017. Our reports contain an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statements.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 12, 2018